           SUPPLEMENT TO THE OFFER TO PURCHASE DATED DECEMBER 6, 1996

                                CSX CORPORATION,
                            GREEN ACQUISITION CORP.
                  A WHOLLY OWNED SUBSIDIARY OF CSX CORPORATION

                                      AND
                                  CONRAIL INC.
                       HAVE AMENDED THE MERGER AGREEMENT

      THE SECOND OFFER HAS BEEN EXTENDED. THE SECOND OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 22, 1997, UNLESS THE SECOND OFFER IS FURTHER EXTENDED.

     Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase, dated December 6, 1996, remain applicable in all respects to the Second Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

     The conditions to the Second Offer have not been changed. The Second Offer is conditioned upon, among other things, the Pennsylvania Control Transaction Law being inapplicable to Conrail Inc. (the "Company"), which will require Company shareholder approval of an amendment to the Company Articles. See Introduction and Section 15 of the Offer to Purchase and Introduction in this Supplement. However, approval by the Surface Transportation Board (the "STB") is no longer a condition to consummation of the Merger.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE SECOND OFFER AND THE MERGER (AS HEREINAFTER DEFINED), DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE SECOND OFFER AND THE MERGER) ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.

     The Merger Agreement has been amended to (1) increase the securities portion of the per Share consideration to be received in the Merger by adding to the 1.85619 shares of Parent Common Stock to be received $16 in Parent convertible preferred stock, the terms of which will be set prior to the Merger such that such securities would, in the opinion of certain financial advisors, trade at par on a fully distributed basis, and (2) provide that the Merger will occur as soon as practicable following approval by the shareholders of the Company and Parent of the matters related to the Merger and prior to STB approval (as hereinafter defined). The Merger Agreement also has been amended in other respects. See Introduction and Section 4 of this Supplement.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $1.00 per share ("Common Shares"), or shares of Series A ESOP Convertible Junior Preferred Stock, without par value ("ESOP Preferred Shares," and together with the Common Shares, "the Shares"), should either (i) complete and sign the (blue) Letter of Transmittal (or a facsimile hereof) circulated with the Offer to Purchase (as defined herein) or this Supplement in accordance with the instructions set forth in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver such Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined in the Offer in Purchase) and either deliver the certificates for such Shares to the Depositary along with such Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase prior to the expiration of the Second Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager (as such terms are defined in the Offer to Purchase) at their respective addresses and telephone numbers set forth on the back cover of this Supplement.

                  The Dealer Manager for the Second Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
December 19, 1996

TO THE HOLDERS OF COMMON STOCK AND SERIES A ESOP CONVERTIBLE
JUNIOR PREFERRED STOCK OF CONRAIL INC.:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase, dated December 6, 1996 (the "Offer to Purchase"), of Green Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of CSX Corporation, a Virginia corporation ("Parent"). Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Second Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

     THIS SUPPLEMENT IS BEING PROVIDED IN CONNECTION WITH THE SECOND AMENDMENT, DATED AS OF DECEMBER 18, 1996 (THE "SECOND AMENDMENT"), TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 14, 1996 (THE "ORIGINAL MERGER AGREEMENT" AND, AS AMENDED BY THE FIRST AMENDMENT AND THE SECOND AMENDMENT, THE "MERGER AGREEMENT"). THE SECOND AMENDMENT PROVIDES, AMONG OTHER THINGS, FOR AN INCREASE IN THE VALUE OF THE SECURITIES TO BE RECEIVED IN THE MERGER AND THAT THE MERGER WILL OCCUR AS SOON AS PRACTICABLE FOLLOWING APPROVAL BY THE SHAREHOLDERS OF THE COMPANY AND PARENT OF THE MATTERS RELATED TO THE MERGER AND PRIOR TO STB APPROVAL. UNDER THE SECOND AMENDMENT, IN THE MERGER, EACH SHARE WILL BE CONVERTED INTO THE RIGHT TO RECEIVE (X) 1.85619 SHARES OF PARENT COMMON STOCK AND $16 IN CONVERTIBLE PREFERRED STOCK OF PARENT, THE TERMS OF WHICH WILL BE SET PRIOR TO THE MERGER SUCH THAT SUCH SECURITIES ("MERGER PREFERRED STOCK," AND, COLLECTIVELY WITH PARENT COMMON STOCK, "PARENT MERGER SECURITIES," AND ON A PER SHARE BASIS, THE "PER SHARE MERGER CONSIDERATION") WOULD, IN THE OPINION OF CERTAIN FINANCIAL ADVISORS, TRADE AT PAR ON A FULLY DISTRIBUTED BASIS OR, IF APPLICABLE, (Y) $110 IN CASH, WITHOUT INTEREST THEREON. IF THE SECOND OFFER IS FULLY SUBSCRIBED AND CONSUMMATED IN ACCORDANCE WITH ITS TERMS, ALL SHAREHOLDERS OF THE COMPANY WILL RECEIVE PARENT MERGER SECURITIES IN THE MERGER AND WILL NOT BE OFFERED THE OPPORTUNITY TO ELECT TO RECEIVE CASH IN THE MERGER. SEE SECTION 13 OF THE OFFER TO PURCHASE AND SECTIONS 4 AND 6 OF THIS SUPPLEMENT.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE SECOND OFFER AND THE MERGER, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE SECOND OFFER AND THE MERGER) ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.

     THE CONDITIONS TO THE SECOND OFFER HAVE NOT BEEN CHANGED. THE SECOND OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PENNSYLVANIA CONTROL TRANSACTION LAW BEING INAPPLICABLE TO THE COMPANY, WHICH WILL REQUIRE COMPANY SHAREHOLDER APPROVAL OF AN AMENDMENT TO THE COMPANY ARTICLES. SEE INTRODUCTION AND SECTION 15 OF THE OFFER TO PURCHASE. HOWEVER, STB APPROVAL IS NO LONGER A CONDITION TO CONSUMMATION OF THE MERGER.

     The Second Offer is being made pursuant to the Merger Agreement which provides that, subject to the satisfaction or waiver of certain conditions contained therein, in the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any other wholly owned subsidiary of Parent or the Company) will be converted, at the election of the holder of Shares and subject to certain limitations, into the right to receive (i) $110 in cash, without interest, (ii) the Per Share Merger Consideration or (iii) a combination of such cash and Parent Merger Securities. However, the Merger Agreement contains provisions which will ensure that, regardless of the number of Shares for which holders have elected to receive cash or Parent Merger Securities, as the case may be, the aggregate number of Shares to be converted into Parent Merger Securities pursuant to the Merger shall be equal as nearly as practicable to 60% of all Shares outstanding immediately prior to the Merger on a fully diluted basis (except for Shares issuable or outstanding pursuant to the Company Stock Option), and the aggregate number of Shares to be converted into the right to receive cash pursuant to the Merger, together with the Shares theretofore purchased by Purchaser (other than upon exercise of the Company Stock Option), shall be equal as nearly as practicable to 40% of all such Shares outstanding immediately prior to the Merger. Accordingly, in the case of any particular shareholder, depending on the aggregate number of Shares for which holders have elected to receive cash or Parent Merger Securities, as the case may be, such shareholder may not receive in respect of his or her Shares the amount of cash, Parent Merger Securities or combination thereof that such shareholder requested in his or her election. If the Second Offer is fully subscribed and consummated in accordance with its terms, Parent will have purchased in the First Offer and the Second Offer an aggregate of 40% of the outstanding Shares on a fully diluted basis and, accordingly, all Company shareholders will receive Parent Merger Securities in the Merger and will not have the opportunity to elect to receive cash. See Section 13 of the Offer to Purchase and Section 4 of this Supplement. The time at which the Merger is consummated in accordance with the Merger Agreement is hereinafter referred to as the "Effective Time."

     The Merger Agreement also provides that the period of time during which each of the Company and Parent has agreed that it will not discuss or agree to any takeover proposal with a third party has been extended to the December 31, 1998 termination date of the Merger Agreement. See Section 4 of this Supplement.

     As set forth in greater detail in the Offer to Purchase (see Introduction and Sections 15 and 16 of the Offer to Purchase), the Second Offer is conditioned upon the Company Articles being amended to include an "opt out" provision from the Pennsylvania Control Transaction Law. Unless such condition is satisfied, Purchaser effectively is precluded from purchasing Shares pursuant to the Second Offer and consummating the Merger in accordance with the Merger Agreement. The Company has mailed proxy materials for the Pennsylvania Special Meeting that was scheduled to be held on December 23, 1996. In connection with the Second Amendment, the Company has announced that such meeting has been rescheduled to January 17, 1996, and the Company is expected to mail supplemental proxy materials in connection with such rescheduled meeting shortly following the date of this Supplement. The Company has advised Purchaser that the record date for such meeting will remain December 5, 1996.

     Under the Merger Agreement, the Company has agreed not to convene, adjourn or postpone the Pennsylvania Special Meeting without the prior consent of Parent, which consent will not be unreasonably withheld. Pursuant to the Merger Agreement, either Parent or the Company can require that additional special meetings be held for the purpose of considering the Articles Amendment, and a new record date could be set for any such special meeting (and a new record date would be required if such a special meeting is held after March 5, 1997). See
Section 13 of the Offer to Purchase. By a December 17, 1996 decision by the United States District Court for the Eastern District of Pennsylvania, the Court enjoined the Company from postponing the Pennsylvania Special Meeting if the basis for the Company's decision was the Company's failure to receive sufficient proxies to assure approval of the Articles Amendment. See Section 6 of this Supplement.

     THE SECOND OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR THE PENNSYLVANIA SPECIAL MEETING. ANY SUCH SOLICITATION WILL BE MADE ONLY BY THE COMPANY AND PURSUANT TO PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER. THE SECOND OFFER ALSO DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY PARENT MERGER SECURITIES. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS.

     Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase. Tendering shareholders may use either the original (blue) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or the revised (blue) Letter of Transmittal and revised (gray) Notice of Guaranteed Delivery circulated with this Supplement. Shareholders who have previously validly tendered and not withdrawn Shares pursuant to the Second Offer are not required to take any further action in order to receive, subject to the terms and conditions of the Second Offer, the tender price of $110 per Share, if the Shares are accepted for payment and paid for by Purchaser pursuant to the Second Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See Section 3 of the Offer to Purchase and
Section 1 of this Supplement.

     THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SECOND OFFER.

     1. Expiration Date. The discussion set forth in Section 1 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, January 22, 1997 unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Second Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Second Offer, as so extended by Purchaser, shall expire.

     This Supplement, the revised (blue) Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     Purchaser acknowledges that it cannot, consistent with the requirement that withdrawal rights be extended while the Second Offer is open, terminate the Second Offer, eliminate withdrawal rights, and delay acceptance for payment for Shares until all conditions are satisfied or waived.

     2. Price Range of Shares; Dividends. The discussion set forth in Section 6 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     According to published financial sources, the Company paid its regular quarterly cash dividend of $.475 per Common Share on December 16, 1996.

     On December 18, 1996, the last full trading day prior to the announcement of the Second Amendment, the closing price per Common Share as reported on the NYSE composite tape was $99. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

     3. Background of the Second Offer Since December 6, 1996; Contacts with the Company. The discussion set forth in Section 11 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     On December 6, 1996, Parent and Purchaser commenced the Second Offer.

     On December 10, 1996, Parent and the Company issued the following press release:

                     CSX AND CONRAIL ANNOUNCE JOINT EFFORT
                   TO BRING COMPETITIVE BENEFITS TO CUSTOMERS

          Richmond, VA and Philadelphia, PA (December 10, 1996) -- CSX Corporation (CSX) [NYSE: CSX] and Conrail Inc. (Conrail) [NYSE: CRR] announced today that they have jointly begun an effort that will bring even more competitive benefits to customers who will be served by their merged railroad.

          The companies said that a joint CSX-Conrail team would work to assure that so-called two-to-one customers -- customers who are today served by only CSX and Conrail -- will fully participate in the benefits of this pro-competitive merger. The joint team will meet with representatives of other major carriers who have expressed interest in the opportunities afforded by this process.

          The negotiations are confidential business discussions, and the companies will not comment on them until agreements have been reached. At that time, the agreements will be made available to the public and submitted to the Surface Transportation Board as part of the merger review process.

          CSX Corporation, headquartered in Richmond, VA, is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. CSX's home page can be reached at http://www.CSX.com.

          Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec. Conrail's home page can be reached at http://www.CONRAIL.com.

     On December 11, 1996, Parent issued the following press release in response to a "pledge letter" by Norfolk Southern to shareholders of the Company:

                        CSX DISMISSES NORFOLK SOUTHERN'S
                     "PLEDGE" LETTER AS ANOTHER "NON-EVENT"

     Richmond, VA., December 11, 1996 -- CSX Corp. (CSX)(NYSE: CSX) today dismissed Norfolk Southern's "pledge letter" to Conrail shareholders as another "non-event" in which Norfolk Southern again misrepresents its ability to close its hostile tender offer. In a statement, CSX said:

     "This is more of the same Norfolk Southern smokescreen intended to cloud reality. The facts, however, are clear. Norfolk Southern could not close its hostile tender offer on its previous expiration date of Dec. 16, 1996, nor can it close on its revised expiration date of Jan. 10, 1997, or at any time thereafter until well into the summer of 1997 at the earliest, in accordance with the terms of the Conrail-CSX merger agreement. This has been resoundingly upheld in federal court."

     CSX Corporation, headquartered in Richmond, VA., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.

     Since the commencement of the Second Offer, Parent and the Company have held discussions and engaged in negotiations relative to the Merger Agreement and the Second Amendment. On December 18, 1996, Parent and the Company entered into the Second Amendment.

     4. Merger Agreement; Other Agreements. The discussion set forth in Section 13 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as set forth below. The following is a summary of certain provisions of the Second Amendment and is qualified in its entirety by the full text of the Second Amendment, a copy of which has been filed with the SEC by Purchaser as an exhibit to the Schedule 14D-1.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the Pennsylvania Law, a wholly owned Pennsylvania subsidiary of Purchaser ("Merger Sub") will be merged with and into the Company (the "First Merger"). The Company will be the surviving corporation of the First Merger and shall succeed to and assume all rights and obligations of Merger Sub in accordance with the Pennsylvania Law. As soon as practicable on or after the closing of the First Merger, the parties will file articles of merger or other appropriate documents (such documents, collectively, the "First Articles of Merger") as may be required under the Pennsylvania Law. The First Merger will become effective when the First Articles of Merger are filed or at such subsequent date or time as Parent and the Company specify in the First Articles of Merger (the time the First Merger becomes effective being the "First Effective Time" or, unless otherwise specified, the "Effective Time").

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Pennsylvania Law, on the first business day immediately following the First Effective Time, the Company shall be merged with and into Purchaser (the "Second Merger" and, together with the First Merger, the "Merger"). Purchaser will be the surviving corporation (the "Surviving Corporation") of the Second Merger and shall succeed to and assume all rights and obligations of the Company in accordance with the Pennsylvania Law. As soon as practicable on or after the closing of the Second Merger, the parties will file articles of merger or other appropriate documents (such documents, collectively, the "Second Articles of Merger"). The Second Merger will become effective when the Second Articles of Merger are filed or at such subsequent date or time as Parent and the Company specify in the Second Articles of Merger (the time the Second Merger becomes effective being the "Second Effective Time").

     The Articles of Incorporation and By-laws of the Company, as in effect immediately prior to the First Effective Time and the Second Effective Time, shall be the Articles of Incorporation and By-laws, respectively, of the surviving corporation of each of the First Merger and the Second Merger, respectively. The officers and directors of the Company immediately prior to the First Effective Time and the Second Effective Time will be the officers and directors of the corporation surviving each of the First Merger and the Second Merger, respectively. The Merger shall have the effects set forth in the Pennsylvania Law.

     Conversion of Shares. The Merger Agreement provides that all shares of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time shall, at the First Effective Time, by virtue of the First Merger and without any action on the part of any person, become such number of duly authorized, validly issued, fully paid and nonassessable Common Shares as, when aggregated with all Common Shares then owned by Parent, Purchaser or its affiliates, represents 80% of the then outstanding capital stock of the Company. Each share of Common Stock, par value $1.00 per share, of Purchaser issued and outstanding immediately prior to the Second Effective Time shall, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     In the First Merger, such percentage of the respective shareholdings of each holder (other than Parent, Purchaser or its affiliates) of Shares which, when added to the Common Shares then held by Parent, Purchaser or its affiliates, represents 80% of the Shares issued and outstanding immediately prior to the Effective Time shall, at the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive (x) such number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock and such number of shares of Merger Preferred Stock having the other terms determined as described below, or (y) cash, without interest thereon, in the case of each of
(x) and (y), as determined pursuant to the Merger Agreement. Each Share (fractional or otherwise) issued and outstanding immediately prior to the Second Effective Time shall, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration.

     The Merger Preferred Stock will be convertible preferred stock (or trust convertible preferred stock) of Parent with a liquidation preference of $50 per share; a quarterly yield to be determined such that the securities are expected to trade at par on a fully distributed basis; a maturity, which currently is not fixed, of seven to ten years or perpetual; a conversion premium, which currently is not fixed, of 20% to 25%; and call protection, which currently is not fixed, for 3 to 4 years. The terms of the Merger Preferred Stock that are not fixed as described above (such terms, the "Other Terms") will not be inconsistent with the terms so fixed and will be determined in accordance with the following procedure such that the Merger Preferred Stock to be distributed with respect to each Share as described in clause (x) in the preceding paragraph shall have a value on a fully distributed basis, as of the date of the opinions referred to below, as close as possible equal to $16:

          (1) the Other Terms shall be determined by mutual agreement of two investment banking firms of national reputation, one selected by the Company and one selected by Parent, such that in their respective opinions the Merger Preferred Stock to be issued in respect of each Share will have a value on a fully distributed basis, as of the date of their opinions, equal to $16 per Share; or

          (2) if such two investment banking firms are unable to agree on the Other Terms or if either such firm is unable to provide the opinion referred to in clause (1) above within four business days following the fifteenth business day prior to the Company Merger Meeting, each such investment banking firm within two business days following such four-business day period shall propose its version of the Other Terms and shall mutually select a third investment banking firm of national reputation, and within four business days thereafter the third firm shall select the proposal of one or the other of the two firms that, in the opinion of the third firm, is the closer of the two proposals to giving, as of the date of its opinion, a value on a fully distributed basis for the Merger Preferred Stock to be issued in respect of each Share equal to $16 per Share.

The Other Terms of the Merger Preferred Stock will be determined in accordance with the foregoing no later than five business days prior to the date of the Company Merger Meeting.

     In the First Merger, all Common Shares owned by Parent, Purchaser or its affiliates shall be retained. In the Second Merger, all Common Shares that are owned by the Company as treasury stock and any Common Shares owned by Parent, the Company or any of their respective subsidiaries will, at the Second Effective Time, be canceled and retired and will cease to exist, and, except as otherwise provided in the Merger Agreement, no shares of Parent Common Stock or other consideration shall be delivered or owing in exchange therefor.

     On and after the First Effective Time and the Second Effective Time, as applicable, holders of Shares will no longer have any rights as shareholders of the Company, except, as applicable, the right to receive the Per Share Merger Consideration with respect to each Share held by them.

     Boards of Directors; Officers. On the Control Date, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of Parent and/or the Surviving Corporation will be as set forth in the Second Amendment and summarized under "Board of Directors; Officers" in Section 13 of the Offer to Purchase.

     Voting Trust. The Merger Agreement provides that (i) simultaneously with the purchase by Parent, Purchaser or their affiliates of Shares pursuant to the First Offer, the Second Offer, the Company Stock Option Agreement or otherwise, such Shares shall be deposited in the Voting Trust in accordance with the terms and conditions of the Voting Trust Agreement and (ii) upon consummation of each of the First Merger and the Second Merger, all outstanding shares of common stock of the surviving corporation of such Merger owned directly or indirectly by Parent, Purchaser or their affiliates will be deposited in the Voting Trust. Prior to the Control Date, the Voting Trust may not be modified or amended without the prior written approval of the Company unless such modification or amendment is not inconsistent with the Merger Agreement or the Option Agreements and is not adverse to the Company or its shareholders; provided that, the Voting Trust may be modified or amended in any manner without the prior written approval of the Company at any time after the earlier of (i) December 31, 1998 and (ii) the date of any STB denial (as hereinafter defined). See Section 6 for a description of the Amended Voting Trust Agreement.

     Conditions to the Merger. The Second Amendment provides that the STB condition described in clause (d) of the second paragraph and clause (c) of the third paragraph under "Conditions to the Merger" in Section 13 of the Offer to Purchase is no longer applicable.

     Pre-Control Date Operations of Parent. The Merger Agreement provides that, during the period from the Second Effective Time until the Control Date, Parent shall not, nor shall it permit any of its subsidiaries to (without the consent of the Company):

          (i) operate its railroad business other than in the ordinary course of business consistent with past practice, provided that (x) the direct or indirect acquisition or disposition of a significant portion of the assets of its railroad business, and (y) a merger, consolidation or other business combination with any other company involved in the railroad business that would have the effect set forth in clause (x) shall not be considered in the ordinary course of business consistent with past practice; or

          (ii) enter into any new line of business (including by merger, acquisition of assets or securities or otherwise), in a material way, other than those engaged in by Parent as of the date of the Merger Agreement; or

          (iii) authorize, or commit or agree to take, any of the foregoing actions.

     No Solicitation. The Second Amendment provides that the "270 days from the date of the Merger Agreement" periods described under "No Solicitation" in
Section 13 of the Offer to Purchase has been changed to December 31, 1998.

     Tax-Free Reorganization. The Merger Agreement provides that none of the Company, Parent, Purchaser, or any of their subsidiaries or affiliates has taken any action or is aware of any fact that would jeopardize the qualification of the First Offer, the Second Offer, the First Merger and the Second Merger, if integrated and treated as a single transaction, as a reorganization under
Section 368 of the Code.

     Termination. The Second Amendment provides that the "270 days after the date of the Original Merger Agreement" period under clause (b)(ii) under "Termination" in Section 13 of the Offer to Purchase has been changed to December 31, 1998.

     Listing. The Second Amendment provides that the Parent Merger Securities issuable to shareholders of the Company pursuant to the Merger Agreement and under the Company Stock Plans will be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance.

     Compensation and Benefits; Stock Options. The Merger Agreement provides that, with respect to all outstanding Company Employee Stock Options granted under Company Stock Plans, which, immediately prior to the First Effective Time, are vested ("Vested Company Employee Stock Options"), the Board of Directors will take such action as may be required to adjust the terms of such Company Employee Stock Options as is necessary to provide that, at the First Effective Time, each Vested Company Employee Stock Option outstanding immediately prior to the First Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Vested Company Employee Stock Option, the same number of shares of Parent Common Stock as the holder of such Vested Company Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Vested Company Employee Stock Option in full immediately prior to the First Effective Time and had the holder received additional shares of Parent Common Stock, in lieu of shares of Merger Preferred Stock, of equivalent value to such Merger Preferred Stock (based, for this purpose, upon an assumed $16 value for the Merger Preferred Stock deliverable in respect of each Common Share and a per share price of Parent Common Stock based upon the average per share closing price of Parent Common Stock reported on the NYSE Composite Tape for the five consecutive trading days preceding the First Effective Time), at a price per share of (x) Parent Common Stock equal to (A) the aggregate exercise price for the Common Shares otherwise purchasable pursuant to such Vested Company Employee Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Vested Company Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

     With respect to all outstanding Company Employee Stock Options granted under Company Stock Plans which, immediately prior to the First Effective Time, are unvested ("Other Company Options"), the Board of Directors will take such action as may be required to adjust the terms of such Other Company Options to provide that in no event shall Other Company Options become exercisable prior to
(x) the date that the STB approval is obtained, in which case such Other Company Options will then be adjusted as provided in clause (a) above, or (y) the date following STB denial on which a disposition of Shares held in the Voting Trust in accordance with paragraph 8 of the Amended Voting Trust Agreement, in which case, such Other Company Options will then be exercisable for Common Shares and such options will be equitably adjusted as necessary to preserve the value of such options in connection with any such disposition.

     In lieu of any further option grants by the Company on or after the First Effective Time, the Company may grant incentive awards to its employees provided that (i) such awards are granted under arrangements which are in accordance with applicable law and (ii) such awards are of no greater aggregate value on the grant date than the aggregate value of the options which could otherwise have been awarded by the Company pursuant to Section 4.1(a)(ii)(x)(A) of the Merger Agreement.

     The Company has agreed not to issue Common Shares or rights to acquire Common Shares for any reason following the Merger without the prior consent of Parent.

     Interim Operations of the Company and Parent. The paragraph described under (a) under "Interim Operations of the Company and Parent" in Section 13 of the Offer to Purchase has been modified to provide that, following the First Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, the surviving corporation of each of the First Merger and the Second Merger shall not decrease the aggregate amount of dividends and other distributions paid in respect of the Company's outstanding capital stock from the level paid immediately prior to the First Effective Time or the Second Effective Time, as applicable.

     STB Matters. For purposes of the Merger Agreement, STB approval means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company's railroad operations by Parent and (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of the Merger Agreement or (2) unless Parent chooses to assume control despite such conditions, impose on Parent, the Company or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway -- Control -- Brooklyn Eastern District, 360 I.C.C. 60 (1979)), other than those proposed by the applicants, that materially and adversely affect the long-term benefits expected to be received by Parent from the transactions contemplated by this Agreement; the Control Date means the date on which Parent lawfully is permitted to assume control over the Company's railroad operations pursuant to STB approval or exemption; STB denial, for all purposes under the Merger Agreement, means (i) STB approval shall not have been obtained by December 31, 1998 or (ii) the STB shall have, by an order which shall have become final and no longer subject to reconsideration by the STB or review by the courts, either (x) refused to approve the acquisition of control of the Company by Parent or (y) approved such acquisition of control subject to conditions that cause such approval not to constitute STB approval; and following the Second Effective Time, all rights and obligations of the Company under this Agreement shall be exercisable or performed by the Surviving Corporation (as successor to the Company), and any consent or approval of the Company hereunder following the First Effective Time or the Second Effective Time shall mean the consent or approval of the Surviving Corporation's board of directors (or its duly authorized representatives).

     Continuing Obligations. The Merger Agreement provides that the provisions of Articles IV and V of the Merger Agreement shall be binding through the Control Date, provided that the provisions of Article IV (other than Sections 4.1(a)(xii), Section 4.1(d), the last sentence of Section 4.1(c), Section 4.1(e) and Section 4.3) and Section 5.15 shall not be binding as against Parent and its subsidiaries following the First Effective Time; provided, however, that all obligations of Parent or its affiliates under the Merger Agreement shall terminate upon the earlier of (i) December 31, 1998 and (ii) the date of STB denial.

     5. Certain Federal Income Tax Consequences. The discussion set forth in
Section 5 of the Offer to Purchase and the amendments thereto are hereby amended and replaced in their entirety by the following:

     The following discussion is a summary of the material federal income tax consequences of the Offers and the Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.

     Tax Consequences of the Offers and the Merger Generally. It is unclear whether the Offers and the Merger should be treated as a single integrated transaction for federal income tax purposes. If the Offers and the Merger are so treated, the Offers and the Merger should, in the aggregate, qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In such event, generally (i) no gain or loss will be recognized by Parent, Purchaser or the Company pursuant to the Offers and the Merger, (ii) gain or loss will be recognized by a shareholder of the Company who receives solely cash in exchange for Shares pursuant to either Offer and/or the Merger, (iii) no gain or loss will be recognized by a shareholder of the

Company who does not exchange any Shares pursuant to the Offers and who receives solely Parent Merger Securities that qualify as stock for federal income tax purposes ("Parent Merger Stock") in exchange for Shares pursuant to the Merger, and (iv) a shareholder of the Company who receives a combination of cash and Parent Merger Securities in exchange for such shareholder's Shares, pursuant to either Offer and/or the Merger, will not recognize loss but will recognize gain, if any, to the extent of the lesser of (a) the sum of the cash and fair market value of Parent Merger Securities that do not qualify as stock for federal income tax purposes ("Parent Merger Non Stock Securities") received and (b) the excess of the sum of the fair market value of the Parent Merger Securities and the amount of cash received over a shareholder's tax basis in the Shares exchanged. If so integrated, the federal income tax consequences to a shareholder may be, depending on such shareholder's particular circumstances, less favorable than the federal income tax consequences to such shareholder if the Offers and the Merger are not treated as integrated.

     If the Offers and the Merger were not treated as a single integrated transaction for federal income tax purposes, the receipt of cash pursuant to either Offer would be on sale or exchange, while the Second Merger should still qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code, assuming Parent is not required to dispose of the Company or its assets by the STB and, as discussed more fully below, the First Merger may be treated as a sale or exchange or as a reorganization pursuant to Section 368 of the Code.

TAX CONSEQUENCES IF THE OFFERS AND THE MERGER ARE TREATED AS A SINGLE INTEGRATED TRANSACTION AND AS A REORGANIZATION

     Exchange of Shares Solely for Cash. In general, a shareholder of the Company who, pursuant to either Offer and/or the Merger, exchanges all of the Shares actually and constructively owned by such shareholder solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Shares surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holder thereof has held such Shares for more than one year. Gain or loss will be calculated separately for each identifiable block of Shares surrendered pursuant to either Offer and/or the Merger.

     Exchange of Shares Solely for Parent Merger Stock. A shareholder of the Company who, pursuant to the Merger, exchanges all of the Shares actually owned by such shareholder solely for Parent Merger Stock (and who did not exchange any Shares for cash in either Offer) will not recognize any gain or loss upon such exchange. Such shareholder may recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Merger Stock, as discussed below. The aggregate adjusted tax basis of the Parent Merger Stock received in such exchange will be equal to the aggregate adjusted tax basis of the Shares surrendered therefor allocated between the Parent Common Stock and Merger Preferred Stock in proportion to their relative fair market values, and the holding period of Parent Common Stock and Merger Preferred Stock will include the period during which the Shares surrendered in exchange therefor were held.

     Exchange of Shares for Parent Merger Stock and Cash and/or Parent Merger Non Stock Securities. A shareholder of the Company who, pursuant to either Offer and/or the Merger, exchanges all of the Shares actually owned by such shareholder for a combination of shares of Parent Merger Stock and cash and/or Parent Merger Non-Stock Securities will not recognize any loss on such exchange. Such shareholder will realize gain equal to the excess, if any, of the cash and the aggregate fair market value of Parent Merger Securities received pursuant to either Offer and/or the Merger over such shareholder's adjusted tax basis in the Shares exchanged therefor, but will recognize any realized gain only to the extent of the cash and the fair market value of Parent Merger Non Stock Securities received.

     Any gain recognized by a shareholder of the Company who receives a combination of Parent Merger Stock and cash and/or Parent Merger Non Stock Securities pursuant to either Offer and/or the Merger will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of the Company's accumulated earnings and profits.

     For purposes of determining whether the cash and/or Parent Merger Non Stock Securities received pursuant to either Offer and/or the Merger will be treated as a dividend for federal income tax purposes, a shareholder of the Company will be treated as if such shareholder first exchanged all of such shareholder's Shares solely for Parent Merger Stock and then Parent immediately redeemed a portion of such Parent Merger Stock in exchange for the cash and/or Parent Merger Non Stock Securities (together, "Nonqualifying Consideration") such shareholder actually received.

     In general, the determination as to whether the Nonqualifying Consideration received will be treated as received pursuant to a sale or exchange (generating capital gain) or a dividend distribution (generating ordinary income) depends upon whether and to what extent there is a reduction in the shareholder's deemed percentage stock ownership of Parent. A shareholder of the Company who exchanges such shareholder's Shares for a combination of Parent Common Stock and Nonqualifying Consideration will recognize capital gain rather than dividend income if the deemed redemption by Parent (described in the preceding paragraph) is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder.

     Whether the deemed exchange and subsequent redemption transaction are "not essentially equivalent to a dividend" with respect to a Company shareholder will depend upon such shareholder's particular circumstances. In order to reach such conclusion, it must be determined that the transaction results in a "meaningful reduction" in such Company shareholder's deemed percentage stock ownership of Parent. In determining whether a reduction in a Company shareholder's deemed percentage stock ownership has occurred, (i) the percentage of the outstanding stock of Parent that such Company shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Parent should be compared to (ii) the percentage of the outstanding stock of Parent actually and constructively owned by such shareholder immediately after the deemed redemption by Parent. The relevant constructive ownership rules treat shareholders as owning stock held indirectly (through partnerships, estates, trusts and corporations) and, under certain circumstances, treat persons as owning stock owned by their partners, beneficiaries and shareholders. Shareholders will also be treated as owning stock that could be acquired by virtue of the exercise of any option to acquire stock, and individual shareholders are treated as owning any stock owned by their family.

     A Company shareholder will comply with the "substantially disproportionate" rule if the percentage described in (ii) above is less than 80% of the percentage described in (i) above. Even if a Company shareholder does not qualify under such test, the Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder has a reduction in such shareholder's percentage stock ownership. In most circumstances, therefore, gain recognized by a shareholder of the Company who exchanges such shareholder's Shares for a combination of Parent Merger Stock and Nonqualifying Consideration will be capital gain, which will constitute long-term capital gain if the holding period for such Shares was greater than one year as of the date of the exchange.

     The aggregate tax basis of Parent Merger Stock received by a Company shareholder who, pursuant to either Offer and/or the Merger, exchanges such shareholder's Shares for a combination of Parent Merger Stock and Nonqualifying Consideration will be the same as the aggregate tax basis of the Shares surrendered therefor, decreased by the Value of the Nonqualifying Consideration received and increased by the amount of gain recognized, if any (including any portion of such gain that is treated as a dividend), allocated between the different Classes of Parent Stock as described above. The holding period of Parent Merger Stock will include the holding period of the Shares surrendered therefor.

     Cash Received in Lieu of a Fractional Interest of Parent Common
Stock. Cash received in lieu of a fractional share of Parent Common Stock will generally (subject to the discussion above) be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Shares allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for such Shares was greater than one year as of the date of the exchange.

TAX CONSEQUENCES IF THE OFFERS AND THE MERGER ARE TREATED AS SEPARATE
TRANSACTIONS

     If the Offers and the Merger were treated as separate transactions for federal income tax purposes, the receipt of cash pursuant to either Offer and the receipt of Parent Merger Securities pursuant to the First Merger would be a taxable transaction, while the Second Merger should still qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code. Accordingly, a shareholder of the Company who receives Nonqualifying Consideration and/or Parent Merger Stock pursuant to either Offer or the First Merger would recognize gain or loss equal to the difference between the amount of Nonqualifying Consideration and Parent Merger Stock received and the shareholder's adjusted tax basis in the Shares surrendered, calculated separately with respect to each block of Shares exchanged. The gain or loss would be long-term capital gain or loss if, as of the date of the exchange, such shareholder had held such stock for more than one year.

     A shareholder of the Company who receives cash and/or Parent Merger Securities pursuant to the Second Merger would be subject to the federal income tax rules concerning reorganizations discussed above under "Tax Consequences if the Offers and the Merger are Treated as a Single Integrated Transaction and as a Reorganization" (but without regard to the cash received, and Shares exchanged, in either Offer). Additionally, it is possible that the First Merger would be integrated with the Second Merger and treated as a single transaction, in which case a shareholder of the Company who receives Parent Common Stock and/or cash and/or Parent Merger Securities pursuant to the First Merger and the Second Merger would be subject to the federal income tax rules concerning reorganizations (as described in the preceding sentence) without regard to the cash received in either Offer.

TAX CONSEQUENCES IF THE MERGER IS NOT TREATED AS A REORGANIZATION

     In the event that Parent is required to dispose of the Company or its assets by the STB, certain "continuity of business enterprise" requirements that are a condition to reorganization treatment may not be met. In this event, a shareholder would recognize gain or loss equal to the fair market value of the Parent Merger Securities and cash received over the shareholder's tax basis in the Shares exchanged, calculated separately as to each block of Shares exchanged. The character of such gain or loss would be determined as described above.

WITHHOLDING

     Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to either Offer and/or the Merger. Shareholders should consult their brokers or the Depositary to ensure compliance with such procedures. Foreign shareholders should consult with their own tax advisors regarding withholding taxes in general.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE SECOND OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN SHAREHOLDERS AND SHAREHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFERS AND THE MERGER, INCLUDING ANY

FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFERS AND THE MERGER.

     6. Certain Legal Matters; Regulatory Approvals. The discussion set forth in Section 13 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     STB Matters; Acquisition of Control. STB approval or exemption of the Merger is not a condition to the Merger. However, the acquisition of control over the Company by Parent and Purchaser requires STB approval or exemption. The STB approval process described in "STB Matters; Acquisition of Control," "Conditions" and "Judicial Review -- Stay" in Section 16 of the Offer to Purchase is applicable to the application to be filed by Parent and the Company seeking STB approval of Parent's acquisition of control over the Company, except that references to approval and consummation of the Merger should be understood to refer to approval of Parent's acquisition of control of the Company.

     In order to ensure that Parent and its affiliates do not acquire and directly or indirectly exercise control over the Company and its affiliates prior to obtaining necessary STB approvals or exemption, Purchaser intends, simultaneously with the acquisition of Shares pursuant to the Second Offer, the Company Stock Option Agreement, the First Merger or otherwise, to deposit the Shares so acquired in the Voting Trust, and upon consummation of the Second Merger, to deposit in the Voting Trust all outstanding shares of common stock and any other voting stock of the surviving corporation in such merger owned by Parent and its affiliates.

     STB Matters; The Voting Trust. The parties to the Voting Trust Agreement, with the Company's consent, propose to amend the Voting Trust Agreement (the "Amended Voting Trust Agreement") to reflect the proposed consummation of the Merger prior to STB approval or exemption of the acquisition of control of the Company by Parent. Amendment of the Voting Trust Agreement requires approval of the STB or an opinion of counsel that STB approval of such amendment is not required and that the amendment is consistent with the STB's regulations regarding voting trusts. Parent intends to obtain such an opinion of counsel and to seek informal assurance from the STB that use of the Voting Trust pursuant to the Amended Voting Trust Agreement would effectively insulate Parent and its affiliates from a violation of the governing statute and STB policy that would result from an unauthorized acquisition by Parent of a sufficient interest in the Company to result in control of the Company. While Parent believes that the Amended Voting Trust Agreement is consistent with the STB's regulations regarding voting trusts, there can be no assurance that the STB will provide the requested assurance.

     It is possible that the U.S. Department of Justice or railroad competitors of Parent and the Company, or others, may argue that Parent and Purchaser should not be permitted to use the voting trust mechanism to acquire Shares and effectuate the Merger prior to final STB approval of the acquisition of control of the Company. Parent and Purchaser believe it is unlikely that such arguments would prevail, but there can be no assurance in this regard.

     Under the terms of the Amended Voting Trust Agreement, the Voting Trustee is required to vote all Shares deposited in the Voting Trust (the "Trust Stock") in favor of the Merger, in favor of any proposal necessary or desirable to effectuate Parent's combination with the Company pursuant to the Merger Agreement, and, if there shall be with respect to the Board of Directors an "Election Contest" as defined in the proxy rules of the SEC, in which one slate of nominees shall support the effectuation of the Merger and another slate oppose it, to vote in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, subject to certain exceptions, the Voting Trustee shall vote against any other proposed merger, business combination or similar transaction involving the Company, but not Parent or one of its affiliates. On certain other matters, the Voting Trustee is to vote the Trust Stock in the same proportion as all other Shares are voted with respect to such matters, except that, subject to certain exceptions, from and after the effectiveness of the First Merger, the Voting Trustee is to vote the Trust Stock in accordance with the instructions of a majority of the persons who are then directors of the Company and who are currently the directors of the Company and/or nominees of the current directors of the Company. If there are no directors of the Company qualified to give such instructions or such instructions are not given, the Voting Trustee is to vote the Trust Stock in its sole discretion, having due regard for the Parent solely as an investor in the stock of the Company.

     The Voting Trustee has agreed to take all actions reasonably requested by Parent with respect to any proposed sale or disposition of the Trust Stock by Parent or Purchaser, including, without limitation, in connection with the exercise of registration rights under the Merger Agreement. Upon (i) approval or exemption by the STB of the acquisition of control of the Company by Parent or its affiliates or (ii) if the law is amended, delivery to the Voting Trustee of an opinion of independent legal counsel that no STB or other governmental approval is required, and, in the event that shareholder approval of the First Merger shall not have previously been obtained, with the prior written consent of the Company, the Voting Trustee shall either transfer the Trust Stock to Parent or Purchaser or, if shareholder approval of the First Merger or Second Merger has not previously been obtained, vote the Trust Stock in favor of the First Merger or the Second Merger.

     In the event that (i) STB approval is not obtained by December 31, 1998 or
(ii) there shall have been an STB denial, Parent has agreed to use its best efforts to sell the Trust Stock in one or more broadly distributed public offerings subject to all necessary regulatory approvals or otherwise dispose of it within two years or such extension of that period as the STB shall approve. The Amended Voting Trust Agreement provides that the Company's prior written approval is required for dispositions of Trust Stock only in the event any disposition of the Trust Stock is made prior to the earlier of December 31, 1998 or the date of an STB denial. Disposition of the Trust Stock pursuant to the Amended Voting Trust Agreement shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of the Trust Stock. The Voting Trustee shall continue to perform its duties under the Voting Trust Agreement and, should Parent be unsuccessful in its effort to sell the Trust Stock during the two-year period, the Voting Trustee shall as soon as practicable sell the Trust Stock for cash to eligible purchasers in such manner and for such prices as the Voting Trustee in its discretion shall deem reasonable after consultation with Parent. (An "eligible purchaser" thereunder shall be a person or entity that is not affiliated with Parent and which has all necessary regulatory authority, if any, to purchase the Trust Stock.) The Amended Voting Trust Agreement further provides that Parent will cooperate with the Voting Trustee in effecting such disposition and that the Voting Trustee will act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the terms of the Voting Trust Agreement and the requirements of the terms of any STB or court order. The proceeds of any such sale will be distributed to Parent.

     Pursuant to the Merger Agreement, prior to the Control Date, the Amended Voting Trust Agreement may not be modified or amended without the prior written approval of the Company, unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to the Company or its shareholders, except that the Amended Voting Trust Agreement may be amended or modified in any manner without the prior written approval of the Company at any time after the earlier of December 31, 1998 or the date of an STB denial.

     The Amended Voting Trust Agreement provides that the Company is an express third-party beneficiary of the Amended Voting Trust Agreement, but that this status shall exist only through the earlier of December 31, 1998, if STB approval has not by then been obtained, or the date of an STB denial.

     Norfolk Southern and Shareholder Litigation. On December 13, 1996, NSC amended its complaint to assert the claims (a) that any postponement by the Company of the Pennsylvania Special Meeting scheduled for December 23, 1996 (assuming such postponement was caused by the Company having failed to receive the requisite number of votes for approval) would be a breach of the fiduciary duties of the directors of the Company, and (b) that Parent has, in effect, acquired more than 20% of the shares of the Company (within the meaning of the Pennsylvania Control Transaction Law) by virtue of the allegation that shares owned by Parent should be aggregated with shares owned by directors of the Company, and employee benefit plan shares as to which directors of the Company allegedly have the power to direct the vote, and, accordingly, that Parent is obligated to pay "fair value" in cash, to be determined pursuant to the Pennsylvania Control Transaction Law, to all shareholders of the Company other than Parent.

     On December 9, 1996, plaintiffs in the purported shareholder derivative and class actions amended their complaint against Parent, the Company and directors of the Company. The amendment adds the following additional claims to the shareholder plaintiffs' complaint:

          (i) that the existing share ownership of Parent and the directors of the Company as individuals should be aggregated for purposes of determinations under the Pennsylvania Control Transaction Law because Parent and the individual directors of the Company are allegedly "acting in concert" for purposes of the statute, and accordingly the requirement in the Pennsylvania Control Transaction Law requiring persons who have 20% or more of the voting power of a Pennsylvania corporation to offer to purchase for cash the remaining shares (for "fair value") has allegedly been triggered; and

          (ii) that it is a breach of the fiduciary duties of the directors of the Company to have agreed to postpone the Pennsylvania Special Meeting in the event that insufficient votes are received to assure approval of the Articles Amendment providing for the Company to opt out of the Pennsylvania Control Transaction Law.

     As relief, the shareholder plaintiffs seek a declaration that Parent and the directors of the Company are obligated to make the "fair value" payments required by the Pennsylvania Control Transaction Law and that the Pennsylvania Special Meeting may not be postponed and that no second vote upon the Articles Amendment may be held.

     On December 17, 1996, the Court preliminarily enjoined the Company from failing to convene, and/or from postponing, and/or from adjourning the Pennsylvania Special Meeting scheduled for December 23, 1996 if the basis for the Company's decision was the Company's failure to receive sufficient proxies to assure approval of the Articles Amendment.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the Second Offer is:

                                 CITIBANK, N.A.

           By Hand:                        By Mail:                 By Overnight Carrier:
        Citibank, N.A.                  Citibank, N.A.                  Citibank, N.A.
    Corporate Trust Window            c/o Citicorp Data               c/o Citicorp Data
  111 Wall Street, 5th Floor          Distribution, Inc.              Distribution, Inc.
   New York, New York 10043             P.O. Box 7072                  404 Sette Drive
                                  Paramus, New Jersey 07653       Paramus, New Jersey 07652

              Facsimile for Eligible Institutions: (201) 262-3240
                      To confirm fax only: (800) 422-2077

     Any questions or requests for assistance or additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Second Offer.

                 The Information Agent for the Second Offer is:

                                [mackenzie logo]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                  The Dealer Manager for the Second Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                            New York, New York 10019
                                 Call Collect:
                                 (212) 969-2700